                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF MARYLAND
                                (At Greenbelt)


------------------------------
In re:                        )
                              )    Case No. 96-1-2425-DK
     APPLIED RESEARCH OF      )    Chapter 11
     MARYLAND, INC.           )
                              )
               Debtor         )
                              )
------------------------------

                         ADDENDUM TO ORDER CONFIRMING
                        DEBTOR'S PLAN OF REORGANIZATION
                        -------------------------------

     Applied Research of Maryland, Inc., Debtor and Debtor-in-possession, in the above-captioned bankruptcy case, by and through its attorneys, James M. Greenan and Christopher L. Hamlin, hereby modifies its Debtor's Plan of Reorganization, and states as follows:

                                 Introduction
                                 ------------

     Applied Research of Maryland, Inc., Debtor and Debtor-in-possession (the "Debtor"), filed Debtor's Plan of Reorganization (hereinafter the "Plan") on March 4, 1998. Debtor distributed the Plan for voting, pursuant to the Court's Order Approving Disclosure Statement and Fixing Time for Filing Acceptances or Rejections of Plan, Combined with Notice Thereof, dated April 29, 1998 (the "Order"), on May 7, 1998.

     The Order provided, "inter alia," that the time permitted for filing acceptances or rejections of the Plan ended on June 3, 1998. Through June 3, 1998, Debtor had received acceptances from each of the two (2) classes that voted on the Plan. Both of these Classes (Class 3 and Class 4) are impaired.

     Upon review of the Plan, and in response to both the Bankruptcy Court's concerns regarding the treatment of certain tax claimants, and to certain objections to confirmation of Debtor's Plan submitted by the Comptroller of the Treasury for the State of Maryland, Debtor has determined that certain modifications should be made to Article III of the Plan. Pursuant to the foregoing, Debtor's Plan is amended as follows:

                            ARTICLE III (MODIFIED)
                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
                 --------------------------------------------

     3.1 CLASS 1 CLAIM IS IMPAIRED. The prior sale of the assets, pursuant to the terms of the Asset Purchase Agreement, transferred substantially all of the assets of the Debtor free and clear of all lines without any preservation of the asserted lien of Class 1. The Claim of the Internal Revenue Service shall be deemed fully satisfied by the treatment afforded by the Asset Purchase Agreement. Accordingly, the Claim of the Internal Revenue Service will receive no treatment as an Allowed Secured Claim under the Plan.

     3.2 THE CLASS 2 CLAIM IS NOT IMPAIRED. The prior sale of the assets, pursuant to the terms of the Asset Purchase Agreement, transferred substantially all of the assets of the Debtor free and clear of all liens without any preservation of the asserted lien of Class 2. Commercial Funding Corp. has been paid in full pursuant to the terms of the Asset Purchase Agreement and its loan documents. Accordingly, the Secured Claim of Commerce Funding Corp will receive no treatment as an Allowed Secured Claim under the Plan.

     3.3 THE CLASS 3 CLAIMS ARE IMPAIRED. Priority Claims in this Class are Claims entitled to priority in accordance with 11 U. S. C. Section 507(a) other than those designated in 11 U.S.C. Section 1123(a)(1) ("Priority Claims"). In full and complete satisfaction and releases of the Class 3 Claims, and unless otherwise agreed by the Claimant and the Debtor, the holders of Class 3 Claims, which are Allowed Claims entitled to priority pursuant to 11 U.S.C. Sections 507(a)(3), (a)(4), and (a)(6), shall be paid pursuant to the Asset Purchase Agreement. All claims by the Employees of the Debtor for wages, salaries, or commissions, including vacation, severance, sick leave, 401 K benefits, and expenses shall be deemed fully satisfied by the treatment afforded the Employees in the Asset Purchase Agreement. Accordingly, the Employees of the Debtor will receive no additional treatment as Priority Claimants under the Plan because those claims have been waived. Approximately One Hundred Forty-Five Thousand Dollars ($145,000.00) of Claims due the Employees will remain as Class 4 Unsecured Claims.

     3.4 THE CLASS 4 CLAIMS ARE IMPAIRED. If, and to the extend funds become available, all allowed Unsecured Claims shall receive per - 'Cash Distributions from the liquidation of Excluded Assets after disbursement to all Administrative Expense Claims, Priority Claims and Classes 1 through 3, to the extent Revenues remain available, commencing on the Effective Date, and continuing thereafter to the extent additional Revenues are received by the Debtor through and including the date of final administration of this Case. Class 4 Claims will be paid after payment in full to all Administrative Expense Claims, Priority Claims, Class 1 Claims, Class 2 Claims, and Class 3 Claims.

     3.5 THE CLASS 5 INTERESTS ARE IMPAIRED. Class 5 Interests will be treated under either of two (2) alternatives. First, if the Intercompany Settlement Agreement and the Plan are approved as proposed, then the stock in the Debtor will be retained by its parent corporation. The Debtor anticipates that this will improve the possibility of the cash flow payments to Class 4 Claimants under the Intercompany Settlement Agreement.

     Alternatively, if the Intercompany Settlement Agreement is not approved, and the treatment of Class 5 as described above is not approved, then the Class 5 Interests will be terminated on the Confirmation Date and the Class 5 Claimants will retain no interest in the Debtor thereafter.

     3.6 THE ADMINISTRATIVE EXPENSE CLAIMS. Administrative Expense Claims are Claims against the Debtor for any costs or expenses of the Chapter 11 case allowable under 11 U.S.C. Section 503(b), including all actual and necessary costs and expenses incurred to preserve the Debtor's estate, as well as the operations of the Debtor's business, including compensation or reimbursement of expenses to the extent allowed under the Code. In this case, the Debtor-In-Possession and its affiliates have agreed pursuant to the Intercompany Settlement Agreement that net proceeds for a Sale or improved cash flow if achieved, enhance the divided to Class Four Creditors. Administrative Expense Claims consist primarily of fees owed to Professionals.

     Unless otherwise agreed by the Professionals, Administrative Expense Claims of Professionals retained pursuant to Court Order shall be paid, in cash, the full amount of their Allowed Claim as follows: (1) unpaid fees and expenses, if any, which were approved prior to the Effective Date shall be paid on the Effective Date, and (2) fees and expenses which are allowed after the Effective Date shall be paid when allowed. All reasonable post-confirmation Professional fees and expenses shall be paid within thirty (30) days from receipt of a bill. The Debtor believes that the Professional fees in this case, which are subject to approval by this Court, are approximately $493,000.00.

     The Administrative Expense Claims shall be paid from the liquidation of the Excluded Assets, the funds designated for the repayment of this debt pursuant to the terms of the Asset Purchase Agreement, and to the extent necessary, the proceeds of the Intercompany Settlement Agreement with ARSoftware and ARInternet. In the event that Administrative Expense Claims must be paid from the proceeds of the Intercompany Settlement Agreement, such claims will be satisfied prior to any distribution to the Priority Tax Claimants.

     The treatment of the claims of the Employees of the Debtor for wages, salaries, unused vacation pay, 401 K benefits, and expenses in the Asset Purchase Agreement shall be in full and complete satisfaction all of their claims against the Debtor. Accordingly, the Employees will receive no treatment as an Administrative Expense Claim Holder under the Plan as those claims have been waived.

     3.7 THE PRIORITY CLAIMS PURSUANT TO Sections 507(A)(1), 507(A)(2) OR 507(A)(8) OF THE BANKRUPTCY CODE. The Priority Tax Claimants shall receive payment from the liquidation of the Excluded Assets and proceeds from the Intercompany Settlement Agreement with ARSoftware and ARInternet to the extent any proceeds remain after payment of the Administrative Expense Claims.

     The claims of the Comptroller of the Treasury for the State of Maryland [the "Comptroller"], the State of California ["California"], and Washington, D.C. [the "District"] [the Comptroller, California and the District are collectively referred to herein as the "State Tax Claimants"], are for withholding taxes and unemployment taxes. Debtor and the Comptroller have agreed that the Comptroller's Priority Tax Claim is One Hundred Fifty-Five Thousand Eighty-Seven Hundred Dollars ($155,087.00). Debtor further estimates that the District's Priority Tax Claim is approximately One Thousand Four Hundred Forty-Seven Dollars ($1,447.00) and California's Priority Tax Claim is approximately Nine Hundred Sixteen Dollars ($916.00).

     Debtor will pay the Priority Tax Claims of the District and California in full, in the amount of $1,447.00 and $916.00, respectively, pursuant to the "pro rata" distributions from the proceeds of the Intercompany Settlement Agreement, after payment to the Administrative Expense Claimants, if necessary. Debtor will pay the Priority Tax Claims of the District and California within the three (3) year period permitted for distribution from the proceeds of the Intercompany Settlement Agreement subject to payment of the Administrative Expense Claimants, if necessary. Payment of the aforementioned sums to the District and California shall constitute full and complete satisfaction and release of the Priority Tax Claims of the District and California against the Debtor.

     Debtor will also pay the Priority Tax Claim of the Comptroller, on a "pro rata" basis, from the distribution of the proceeds Intercompany Settlement Agreement after payment to the Administrative Expense Claimants, if any. In particular, Debtor will pay the Comptroller's Priority Tax Claim within the three (3) year period permitted for distribution from the proceeds of the Intercompany Settlement Agreement, subject to payment to the Administrative Expense Claimants, if necessary.

     The treatment of the claim of the Internal Revenue Service pursuant to the terms of the Asset Purchase Agreement shall be in full and complete satisfaction of all of its claims against the Debtor. Accordingly, the Internal Revenue Service shall receive treatment as a Priority Claim Holder under the Plan only in the event that there are remaining proceeds after payment to Administrative Expense Claimants and the State Tax Claimants. To the extent that the Priority Tax Claim of the Internal Revenue Service exceeds the payment received from the Asset Purchase Agreement and the remaining proceeds from the Intercompany Settlement Agreement, if any, the Internal Revenue Service has waived its right to such claim.

     3.8  Any Class of Claims entitled to timely elect treatment pursuant to
Section 1111(b)(2) of the Bankruptcy Code shall receive treatment as required by law. Further, nothing in this Plan shall be deemed to preclude any Class of Claims entitled to elect treatment pursuant to Section 1111 (b)(2) of the Bankruptcy Code from timely making such election.


APPLIED RESEARCH OF MARYLAND,  INC.



-----------------------------------
BY:     S.P.S. Anand
TITLE:  President

Date:   July ___, 1998



                              Respectfully submitted,

                              GREENAN, WALKER, TRAINER & BILLMAN



                              ---------------------------------------
                              James M. Greenan
                              Federal Bar No. 08623
                              Christopher L. Hamlin
                              Federal Bar No. 04597
                              6411 Ivy Lane, Suite 706
                              Greenbelt, Maryland 20770
                              (301) 982-1003

                              Attorneys for Applied Research
                                 of Maryland, Inc., Debtor

                            CERTIFICATE OF SERVICE
                            ----------------------

     I HEREBY CERTIFY that on this ____ day of July, 1998, a copy of the foregoing Order Confirming Debtor's Plan of Reorganization and Addendum to Order Confirming Debtor's Plan of Reorganization, was mailed, by first class mail, postage prepaid, to the following:

Julie A. Mack, Esquire
Office of the U.S. Trustee
6305 Ivy Lane, Suite 600
Greenbelt, Maryland 20770

Applied Research of Maryland, Inc.
Attn:  Dennis H. O'Brien, C.P.A.
8201 Corporate Drive, Suite 1120
Landover, Maryland 20785

F. Thomas Rafferty, Esquire
Blum, Yumkas, Mailman, Gutman & Denick, P. A.
1200 Mercantile Bank & Trust Building
2 Hopkins Plaza
Baltimore, Maryland 21201

Sylvia Brokos, Esquire
Comptroller of the Treasury
  for the State of Maryland
Compliance Division - Room 410
301 West Preston Street
Baltimore, Maryland 21201

James Wilkinson, Esquire
Tax Division, Dept. of Justice
555 Fourth Street, N.W.
Room 6323
Washington, D.C.  20001

Internal Revenue Service
Special Procedures Branch
31 Hopkins Plaza
Room 1140
Baltimore, Maryland 21201

District of Columbia
Dept. of Finance and Revenue
P.O. of Finance and Revenue
P.O. Box 419
Washington, D.C.  20044

District of Columbia
Dept. of Finance and Revenue
P. O. Box 7792
Washington, D.C.  20044

District of Columbia Unemployment
P. O. Box 96664
Washington, D.C.  20001-2187

Maryland Unemployment Ins Fund
Office of Unemployment Ins.
P. O. Box 1729
Baltimore, Maryland 21203-7291

Prince George's County Govt.
c/o Carl A. Harris & Assoc.
P. O. Box 1168
Upper Marlboro, Maryland 20773

State of California
Employment Development Dept.
P. O. Box 826288
Sacramento, California 94230-6288

State of California
Employment Development Dept.
P.O. Box 826276
Sacramento, California 94230-6276



                              ___________________________________
                              Christopher L. Hamlin